Exhibit 99.1

CONTACT:
Mike Zellner	Tyler Painter
Wind River	Wind River
Chief Financial Officer	Treasurer & Senior Director, Investor Relations
+1.510.749.2750	+1.510.749.2551
mike.zellner@windriver.com	tyler.painter@windriver.com

Wind River Reports Second Quarter Revenue of $59.4 Million

and Delivers Positive EPS for the Quarter

•	Q2 FY05 revenues: $59.4 million (18% increase over same quarter in prior year; 13% increase over prior quarter)

•	Record subscription revenue of $12.3 million

•	Deferred revenue balance of $44.5 million

•	Non-GAAP cash flow from operations of $4.8 million and $15.2 million for the three and six-month periods ended July 31, 2004; excluding restructuring-related payments of $0.7 million and $2.1 million respectively.

•	Q2 FY05 earnings per share: $0.03 GAAP; $0.04 non-GAAP

ALAMEDA, Calif., August 17, 2004— Wind River Systems, Inc. (Nasdaq: WIND), the worldwide market leader in device software optimization (DSO), today reported its second quarter fiscal 2005 operating results.

Total revenues for the second quarter ended July 31, 2004 were $59.4 million, an 18% increase compared to revenues of $50.4 million for the second quarter ended July 31, 2003, and above Wind River’s previous revenue guidance of $53 - $55 million.

“By continuing to execute against our corporate strategies, Wind River delivered its sixth consecutive quarter of growth in subscription revenue and generated over $15 million of non-GAAP positive cash flow from operations year-to-date,” stated Ken Klein, president, chief executive officer and chairman of Wind River. “Our strategic focus on device software optimization and providing our customers the Platforms they need to develop and run device software on time, is driving growth in our business.”

Generally accepted accounting principles (GAAP) net income for the second quarter of fiscal 2005 was $2.3 million, compared to a net loss of $9.3 million for the second quarter of fiscal 2004. GAAP net income per share was $0.03 for the second quarter of fiscal 2005, compared to a net loss per share of $0.12 for the second quarter of fiscal 2004.

Non-GAAP net income for the second quarter of fiscal 2005 was $3.6 million, compared to a non-GAAP net loss of $4.1 million for the second quarter of fiscal 2004. Non-GAAP net income per share was $0.04 for the second quarter of fiscal 2005, compared to a non-GAAP net loss per share of $0.05 for the second quarter of fiscal 2004.

Q2 Highlights

•	Wind River shipped Wind River Workbench 2.0, the industry’s first and only cross-platform Integrated Development Environment (IDE) to support Linux and VxWorks.

•	Customers, including Bosch Rexroth, EADS and Ericsson, continue to transition to Wind River’s subscription-based, enterprise licensing model.

•	Wind River enhanced its world-class management team by naming Mark Fournival as vice president, North American sales reporting to Bob Wheaton, vice president, worldwide sales. The Company also promoted John Bruggeman to chief marketing officer and Tomas Evensen to chief technology officer reporting to Scot Morrison, vice president, engineering.

“Our results in Q2 reflect Wind River’s commitment to grow our business with a keen focus on balancing our investments to drive future business while leveraging our business model to improve our financial results,” said Mike Zellner, chief financial officer and senior vice president, finance and administration.

Financial Outlook

The following statements regarding our outlook for the third and fourth quarter of fiscal year 2005 are forward-looking and actual results may differ materially. Please consult the safe-harbor statement at the end of this press release for a description of certain risk factors and Wind River’s SEC reports for a more comprehensive description of risks that may impact actual results. In response to SEC Regulation Fair Disclosure (Reg FD), Wind River plans to discuss its business outlook, based on current expectations, in conjunction with its quarterly earnings releases and conference calls. Wind River does not plan to provide any further financial guidance beyond the information provided in its quarterly earnings release and conference call.

For Q3 Fiscal Year 2005, Wind River expects:

•	Revenue to be between $57 million and $59 million.

•	GAAP earnings per share to be between $0.00 and $0.02.

•	Non-GAAP earnings per share to be between $0.01 and $0.03.

•	Non-GAAP cash flow from operations, excluding restructuring-related payments, to be positive.

For Q4 Fiscal Year 2005, Wind River expects:

•	Revenue to be between $60 million and $62 million.

•	GAAP earnings per share to be between $0.02 and $0.04.

•	Non-GAAP earnings per share to be between $0.03 and $0.05.

Wind River provides non-GAAP net income, net loss, net income per share, net loss per share data and cash flow from operations as an alternative for understanding the company’s operating results. Non-GAAP data is not in accordance with, or an alternative to, GAAP and may be materially different from non-GAAP measures used by other companies. Non-GAAP net income, net loss, net income per share and net loss per share for the three and six-month periods ended July 31, 2004 and 2003 were computed by adjusting GAAP net income, net loss, net income per share and net loss per share data to exclude amortization of purchased and other intangibles, gain on investments and technology, restructuring-related costs, stock compensation and impairment of purchased intangibles. Consistent with prior quarters, Wind River applies the same tax charge to its GAAP and non-GAAP results. Non-GAAP cash flow from operations for the three and six-month periods ended July 31, 2004 were computed by adjusting GAAP cash flow from operations data to exclude restructuring-related payments. Wind River provides a reconciliation of its GAAP and non-GAAP net income net loss, net income per share and net loss per share data for the three and six-month periods ended July 31, 2004 and 2003 on page four of this release. Wind River provides a reconciliation of its GAAP and non-GAAP cash flow from operations for the three and six-month periods ended July 31, 2004 on page one of this release. Wind River’s management refers to these non-GAAP measures in making operating decisions because they provide meaningful information regarding Wind River’s operational performance. In addition, these non-GAAP financial measures facilitate management’s internal comparisons to Wind River’s historical operating results and comparisons to competitors’ operating results. We include these non-GAAP financial measures in our earnings announcement because we believe they are useful to investors in allowing for greater transparency to the supplemental information used by management in its financial and operational decision-making.

Conference Call

Management will host a conference call at 5:30 a.m. Pacific Time on August 17, 2004 to discuss these results. You may listen to the conference call by calling +1.800.399.5927 in the U.S. and +1.706.643.3427 internationally. You may also listen in live via our webcast at www.windriver.com. A telephone replay of the conference call will be available after 8:30 a.m. Pacific Time on August 17, 2004 until 11:59 p.m. Pacific Time on August 24, 2004. You may listen to the replay of the conference call by calling +1.800.642.1687 in the U.S. and +1.706.645.9291 internationally and enter the conference i.d. 9289450. The audio webcast will be archived on the Investor Relations section of Wind River’s website located at www.windriver.com.

About Wind River

Wind River is the global leader in device software optimization (DSO). Wind River enables companies to develop and run software faster, better, less expensively and more reliably. Wind River Platforms tightly integrate a rich set of market-leading operating systems, development tools and middleware with services to provide a complete foundation that meets the specific requirements of a vertical market. Wind River’s products and professional services are used in multiple markets including aerospace and defense, digital consumer, industrial/automotive, and network infrastructure. Companies from around the world turn to Wind River to create the most reliable products and to accelerate their time-to-market.

Founded in 1981, Wind River is headquartered in Alameda, California, with operations worldwide. To learn more, visit Wind River at http://www.windriver.com or call Wind River at 1-866-296-5361.

Wind River Systems and the Wind River Systems logo are trademarks of Wind River Systems, Inc., and VxWorks and WIND RIVER are registered trademarks of Wind River Systems, Inc. Third party marks and brands are the property of their respective holders.

This press release contains forward-looking statements, including those relating to expected revenue, earnings per share, and cash flows for the fiscal quarters ending October 31, 2004 and January 31, 2005, continued growth in Wind River’s business and Wind River’s continued ability to help its customers develop and run their device software better, faster, at lower cost and more reliably. Words such as “expects,” “anticipates,” “projects,” “intends,” “plans,” “believes” and “estimates,” variations of such words and similar expressions are also intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein. Factors that could cause or contribute to such differences include but are not limited to weakness in the economy generally or in the technology sector specifically, the success of Wind River’s implementation of its new business models and market strategies, the ability of our customers to sell products that include our software, the impact of competitive products and pricing, the success of our strategic relationships, the impact of charges for restructuring and other costs and other risk factors detailed in Wind River’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004, its Quarterly Reports on Form-10-Q and other periodic filings with the Securities and Exchange Commission. Wind River undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Wind River Systems, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three months ended July 31,		Six months ended July 31,
	2004	2003	2004	2003
Revenues, net:
Product	$31,211	$28,713	$57,975	$55,560
Subscription	12,332	4,129	21,837	6,500
Services	15,895	17,571	32,398	36,896

Total revenues	59,438	50,413	112,210	98,956

Cost of revenues:
Product	1,190	2,977	2,520	5,720
Subscription	3,151	1,191	5,485	1,987
Services	7,831	9,427	16,763	19,117
Amortization of purchased intangibles	334	1,418	1,321	2,883

Total cost of revenues	12,506	15,013	26,089	29,707

Gross profit	46,932	35,400	86,121	69,249

Operating expenses:
Selling and marketing	22,625	20,674	43,584	44,118
Product development and engineering	14,215	14,083	29,331	28,432
General and administrative	5,189	6,421	10,399	13,910
Amortization of other intangibles	126	315	297	692
Restructuring	819	2,016	2,057	2,016
Impairment of purchased intangibles	—	1,400	—	1,400

Total operating expenses	42,974	44,909	85,668	90,568

Income (loss) from operations	3,958	(9,509)	453	(21,319)

Other (expense) income, net	(364)	840	38	2,512

Net income (loss) before provision for income taxes	3,594	(8,669)	491	(18,807)
Provision for income taxes	1,264	609	1,964	1,244

Net income (loss)	$2,330	$(9,278)	$(1,473)	$(20,051)

Net income (loss) per share:
Basic and diluted	$0.03	$(0.12)	$(0.02)	$(0.25)
Shares used in per share calculation:
Basic	81,677	79,921	81,485	79,772
Diluted	83,813	79,921	81,485	79,772
Reconciliation to Non-GAAP Net Income (Loss)
Net income (loss)	$2,330	$(9,278)	$(1,473)	$(20,051)
Amortization of purchased and other intangibles	460	1,733	1,618	3,575
Gain on investments and technology	—	(200)	(513)	(616)
Restructuring-related costs	819	2,016	2,057	2,016
Stock compensation	—	212	—	212
Impairment of purchased intangibles	—	1,400	—	1,400

Non-GAAP net income (loss)	$3,609	$(4,117)	$1,689	$(13,464)

Non-GAAP net income (loss) per share:
Basic and diluted	$0.04	$(0.05)	$0.02	$(0.17)

Shares used in per share calculation:
Basic	81,677	79,921	81,485	79,772
Diluted	83,813	79,921	83,668	79,772

Wind River Systems, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	July 31, 2004	January 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$22,792	$32,254
Short-term investments	39,021	19,580
Accounts receivable, net	39,277	43,153
Prepaid and other current assets	11,920	10,301
Asset held for sale	9,848	—

Total current assets	122,858	105,288

Investments	175,104	162,661
Property and equipment, net	81,449	92,388
Intangibles, net	84,972	86,612
Other assets	8,309	9,271
Restricted investments	—	46,332

Total assets	$472,692	$502,552

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,943	$2,744
Accrued liabilities	15,023	15,721
Accrued restructuring costs	2,576	2,851
Accrued compensation	16,612	16,533
Income taxes payable	2,284	2,559
Deferred revenues	44,495	39,128

Total current liabilities	84,933	79,536

Convertible subordinated debt	150,000	150,000
Other long-term debt	—	40,000

Total liabilities	234,933	269,536

Stockholders’ equity:
Common stock	84	83
Additional paid-in-capital	759,707	753,257
Loan to stockholder	—	(1,872)
Treasury stock, at cost	(32,520)	(32,860)
Accumulated other comprehensive loss	(2,849)	(468)
Accumulated deficit	(486,663)	(485,124)

Total stockholders’ equity	237,759	233,016

Total liabilities and stockholders’ equity	$472,692	$502,552

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